Exhibit 99.1

M/I Homes Reports
Third Quarter Results

Columbus, Ohio (October 23, 2014) - M/I Homes, Inc. (NYSE:MHO) announced results for the third quarter and nine months ended September 30, 2014 and an amendment to its homebuilding credit facility.

2014 Third Quarter Highlights:

•	Pre-tax income of $22.2 million, an increase of 62% over 2013’s third quarter

•	Net income of $13.6 million, diluted earnings per share of $0.44

•	Homes delivered increased 5%; New contracts increased 3%

•	Revenue increased 20%

•	Backlog sales value increased 6%

•	Net debt to net capital ratio of 45%

For the third quarter of 2014, the Company reported net income of $13.6 million, or $0.44 per diluted share. This compares to net income of $125.3 million for the third quarter of 2013, or $4.22 per diluted share, which included a $111.6 million reversal of a deferred tax valuation allowance. For the nine months ended September 30, 2014, the Company had net income of $30.5 million which excludes a $9.3 million benefit from the reversal of our state deferred tax asset valuation allowance, compared to net income of $25.5 million for the nine months ended September 30, 2013 which excludes the $111.6 million deferred tax asset valuation allowance reversal.

Homes delivered in 2014's third quarter were 985 compared to 937 deliveries in 2013's third quarter - a 5% increase. Homes delivered for the nine months ended September 30, 2014 increased 11% to 2,616 compared to 2013's deliveries of 2,352. New contracts for 2014's third quarter were 892, up 3% from 2013's third quarter. For the first nine months of 2014, new contracts decreased 3% from 2,994 in 2013 to 2,890 in 2014. M/I Homes had 147 active communities at September 30, 2014 and 147 communities at September 30, 2013. The Company's cancellation rate was 16% in the third quarter of 2014 compared to 17% in 2013's third quarter. The backlog of homes at September 30, 2014 had a sales value of $518 million (a 6% increase over last year’s third quarter), with an average sales price of $333,000 and backlog units of 1,554. At September 30, 2013 backlog sales value was $488 million, with an average sales price of $304,000 and backlog units of 1,607.

On October 20, 2014, the Company closed on an amendment to its unsecured homebuilding credit facility which among other things, extended the facility maturity date to October 20, 2018, reduced the Company’s borrowing rate, and increased availability to $300 million.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had another solid quarter highlighted by $22.2 million of pre-tax income - a 62% increase over the third quarter of 2013. A number of factors contributed to our improved profitability including a 5% increase in homes delivered, a 13% increase in our average closing price and a 70 basis point improvement in our gross margin. We continue to focus on improving our returns and our third quarter operating margin increased to 7.5% from 6.8% in last year’s third quarter. Our backlog sales value also increased 6% from a year ago to $518 million, with an average sales price of $333,000 compared to $304,000 a year ago.”

Mr. Schottenstein continued, “ We continue to believe that the fundamentals are in place to support further improvement in housing market conditions; however demand during 2014 has been uneven in many of our markets. This is reflected in our new contracts increasing 3% in 2014’s third quarter following a 6% decline in 2014’s first half. In addition, delays in certain of our planned new community openings have also impacted our sales. Our financial condition remains strong, with shareholders’ equity of $533 million, and a ratio of net debt to net capital of 45%. We will stay focused on improving our profitability and remain poised to have a very solid 2014.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2015.

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 89,300 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Collection (exclusively by M/I), and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Austin, Dallas/Ft Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

In this press release, we use adjusted EBITDA, a non-GAAP financial measure. Please see the “Non-GAAP Financial Results / Reconciliation” table below.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
New contracts	892	869	2,890	2,994
Average community count	146	144	152	138
Cancellation rate	16%	17%	16%	15%
Backlog units			1,554	1,607
Backlog value			$518,086	$488,089
Homes delivered	985	937	2,616	2,352
Average home closing price	$320	$284	$309	$283

Homebuilding revenue:
Housing revenue	$315,357	$265,886	$809,441	$665,376
Land revenue	7,830	2,628	15,860	12,756
Total homebuilding revenue	$323,187	$268,514	$825,301	$678,132

Financial services revenue	7,580	6,681	21,915	22,343

Total revenue	$330,767	$275,195	$847,216	$700,475

Cost of sales - operations	261,636	218,150	666,817	556,799
Cost of sales - impairment	622	2,136	1,426	4,237
Gross margin	68,509	54,909	178,973	139,439
General and administrative expense	21,724	18,261	61,320	52,389
Selling expense	21,955	17,999	58,175	47,383
Operating income	24,830	18,649	59,478	39,667
Equity in income of unconsolidated joint ventures	(22)	(278)	(62)	(278)
Interest expense	2,649	3,449	9,549	12,186
Loss on early extinguishment of debt	—	1,726	—	1,726
Income before income taxes	22,203	13,752	49,991	26,033
Provision (benefit) for income taxes	8,586	(111,559)	10,188	(111,129)
Net income	$13,617	$125,311	$39,803	$137,162
Excess of fair value over book value of preferred shares redeemed	$—	$—	$—	$2,190
Preferred dividends	$1,218	$1,219	$3,656	$2,438
Net income to common shareholders	$12,399	$124,092	$36,147	$132,534

Earnings per share:
Basic	$0.51	$5.09	$1.48	$5.61
Diluted	$0.44	$4.22	$1.30	$4.79

Weighted average shares outstanding:
Basic	24,474	24,358	24,454	23,642
Diluted	29,921	29,745	29,900	28,410

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2014	2013
Assets:
Total cash and cash equivalents(1)	$26,066	$158,281
Mortgage loans held for sale	76,983	60,388
Inventory:
Lots, land and land development	402,352	283,455
Land held for sale	2,898	6,899
Homes under construction	419,931	331,969
Other inventory	68,783	54,013
Total inventory	$893,964	$676,336

Property and equipment - net	11,430	10,346
Investments in unconsolidated joint ventures	40,769	34,088
Deferred income taxes, net of valuation allowance(2)	102,882	112,682
Other assets	41,060	30,946
Total Assets	$1,193,154	$1,083,067

Liabilities:
Debt - Homebuilding Operations:
Senior notes	$228,369	$227,970
Convertible senior subordinated notes due 2017	57,500	57,500
Convertible senior subordinated notes due 2018	86,250	86,250
Notes payable bank - Homebuilding	14,400	—
Notes payable - other	8,530	8,126
Total Debt - Homebuilding Operations	$395,049	$379,846

Note payable bank - financial services operations	73,778	55,614
Total Debt	$468,827	$435,460

Accounts payable	97,873	85,804
Other liabilities	93,161	82,223
Total Liabilities	$659,861	$603,487

Shareholders' Equity	533,293	479,580
Total Liabilities and Shareholders' Equity	$1,193,154	$1,083,067

Book value per common share	$19.75	$17.64
Net debt/net capital ratio(3)	45%	37%

(1)	2014 and 2013 amounts include $8.9 million and $15.8 million of restricted cash and cash held in escrow, respectively.

(2)	2013 amount includes gross deferred tax assets of $127.6 million, net of a valuation allowance of $14.9 million.

(3)	Net debt/net capital ratio is calculated as total debt minus total cash and cash equivalents, divided by the sum of total debt minus total cash and cash equivalents plus shareholders' equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Adjusted EBITDA(1)	$32,317	$27,262	$80,094	$62,667

Cash flow used in operating activities	$(40,042)	$(15,258)	$(106,711)	$(40,436)
Cash used in investing activities	$(2,292)	$(9,695)	$(11,499)	$(32,902)
Cash provided by financing activities	$25,859	$1,176	$6,653	$70,315

Land/lot purchases	$58,788	$56,484	$183,671	$156,703
Land development spending	$41,276	$31,108	$93,213	$67,456
Land gross margin	$1,022	$668	$2,785	$1,956

Financial services pre-tax income	$3,402	$3,465	$11,185	$12,436

(1)	See "Non-GAAP Financial Results / Reconciliation" table below.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliation
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income	13,617	125,311	39,803	137,162
Add:
Provision (benefit) for income taxes	8,586	(111,559)	10,188	(111,129)
Interest expense net of interest income	2,202	3,042	8,331	11,209
Interest amortized to cost of sales	4,281	4,074	11,232	11,295
Depreciation and amortization	2,113	2,013	6,062	6,332
Non-cash charges	1,518	4,381	4,478	7,798
Adjusted EBITDA	$32,317	$27,262	$80,094	$62,667

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2014	2013	Change	2014	2013	Change
Midwest	325	318	2%	1,093	1,062	3%
Southern	327	289	13%	1,026	1,043	(2)%
Mid-Atlantic	240	262	(8)%	771	889	(13)%
Total	892	869	3%	2,890	2,994	(3)%

HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2014	2013	Change	2014	2013	Change
Midwest	381	307	24%	931	837	11%
Southern	344	354	(3)%	949	794	20%
Mid-Atlantic	260	276	(6)%	736	721	2%
Total	985	937	5%	2,616	2,352	11%

BACKLOG
	September 30, 2014			September 30, 2013
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	707	$237	$336,000	643	$191	$297,000
Southern	526	$170	$323,000	590	$170	$287,000
Mid-Atlantic	321	$111	$346,000	374	$128	$341,000
Total	1,554	$518	$333,000	1,607	$488	$304,000

LAND POSITION SUMMARY
	September 30, 2014			September 30, 2013
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,510	2,626	6,136	3,384	2,407	5,791
Southern	5,071	4,591	9,662	3,633	3,992	7,625
Mid-Atlantic	2,637	2,647	5,284	2,125	2,592	4,717
Total	11,218	9,864	21,082	9,142	8,991	18,133